Exhibit 23.1

[MOORE STEPHENS WURTH FRAZER AND TORBET, LLP LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Of China Energy Savings Technology, Inc.:

We consent to the reference in the registration statement filed on Form S-3 of China Energy Savings Technology, Inc. of our report dated December 14, 2005, on the consolidated balance sheets of China Energy Savings Technology, Inc. and Subsidiaries as of September 30, 2005 and 2004 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the year ended September 30, 2005 and the nine months ended September 30, 2004, which appear in the September 30, 2005 Annual Report on Form 10-K of China Energy Savings Technology, Inc.

We also consent to the reference in the registration statement filed on Form S-3 of China Energy Savings Technology, Inc. of our report dated December 14, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005 which appear in the September 30, 2005 Annual Report on Form 10-K of China Energy Savings Technology, Inc.

We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
January 19, 2006